Defined Strategy Fund, Inc.

File No. 811-21621

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Andrew Donohue, an Interested Director to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by December 22, 2004; however a late filing was executed on January 06, 2005.

Justin Ferri, a Vice President for the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Justin Ferri by June 16, 2005.  A late filing was executed on July 1, 2005.

Colleen Rusch, COO & CAO for the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Colleen Rusch by July 15, 2005.  A late filing was executed on July 20, 2005.